Exhibit 99.2

GSV Capital Corp. Fee Structure Adjusted to Benefit Shareholders

WOODSIDE, CA, February 5, 2018 (GLOBE NEWSWIRE) -- GSV Capital Corp. (“GSV Capital”) (Nasdaq:GSVC) announced today that its investment adviser, GSV Asset Management, LLC (the “Manager”) has agreed to material modifications in the Company’s fee structure to benefit shareholders.

Consistent with management’s commentary on GSV Capital’s third quarter 2017 earnings call (November 8, 2017), the Manager has agreed to implement the following actions as part of its continued focus on shareholder-centric initiatives. First, the Manager will forfeit $5 million of its previously accrued, but unearned incentive fee. Second, the Manager has agreed to achieve certain high-water marks before receiving any incentive fee. Specifically, initially, no incentive fee will be paid until both (1) the Company’s stock price and (2) its last reported net asset value per share is equal to or greater than $12.55. Third, the management fee will be permanently reduced from 2.0% to 1.75% (the Manager voluntarily waived its management fee by 25 basis points in 2017 and announced its intention to do the same in 2018). Lastly, the Manager has agreed to waive management fees on cash balances until the Company’s 5.25% convertible notes are retired or repurchased.

Comprehensive details about the fee structure adjustment are provided in the Company’s current report on Form 8-K, which was filed in conjunction with this press release.

“We are pleased to announce these proactive adjustments to GSV Capital’s fee structure as we continue to take specific and meaningful steps to enhance shareholder value,” said Michael Moe, Executive Chairman of GSV Capital. “At the same time, we are encouraged by recent updates from the GSV Capital portfolio, including a January announcement from Spotify – our third largest position – that it intends to go public in early 2018. It was also widely reported in January that Dropbox, our fifth largest position, has filed confidentially for an IPO. These developments reinforce my view that the GSV Capital portfolio is positioned as well today as it ever has been.”

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe and CEO Mark Klein, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA. www.gsvcap.com

GSV Capital Corp.

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Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of our future performance, condition or results of operations and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the SEC. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein, unless required to do so by law.

Contact

GSV Capital Corp.

(650) 235-4769

IR@gsvam.com